                               Pricing Supplement

                                           REGISTRATION STATEMENT NO. 333-104858
                                                FILED PURSUANT TO RULE 424(b)(2)

PRICING SUPPLEMENT NO. 1 DATED September 9, 2003
(TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 2, 2003
AND PROSPECTUS DATED JULY 11, 2003)


                               DELUXE CORPORATION
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES", WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Agent(s):   Credit Suisse First Boston LLC



Principal Amount:            $50,000,000               Optional Conversion:               N/A
                             ------------------                                           ------------------

Price To Public:             100%                      Optional Repayment Date:           N/A
                             ------------------                                           ------------------

Underwriting Discount:       .35%
                             ------------------

Percentage To Issuer:        99.65%                    Business Day Jurisdiction:         New York City
                             ------------------                                           -------------

Settlement Date              September 12, 2003        Initial Redemption Percentage:     See Additional Provision
(Original Issue Date):       ------------------                                           ------------------------

Specified Currency:          USD                       Initial Redemption Date:           See Additional Provision
                             ------------------                                           ------------------------

Authorized Denomination:     $1,000 and integral       Annual Redemption
                             multiples thereof         Percentage Reduction:              See Additional Provision
                                                                                          ------------------------

                                                       Optional Extension of Maturity:    N/A
                                                                                          ------------------

Maturity Date:               September 15, 2006        Form of Note:                      Book Entry (Global Note)
                                                                                          ------------------------

Interest Category:           Fixed Rate
                             ------------------

Interest Rate:               2.75%
                             ------------------

Interest Rate Basis:         N/A
                             ------------------

Maximum/Minimum
   Interest Rate:            N/A                       Initial Interest Reset Date:       N/A
                             ------------------                                           ------------------
                                                       Interest Reset Date(s):            N/A
                                                                                          ------------------

Spread to Index:             N/A
                             ------------------

Interest Payment Date:       Semiannual beginning
                              March 15, 2004           Specify the applicable terms       N/A
                             ------------------        if Note is indexed, renewable,     ------------------
                                                       dual currency, amortizing, or
                                                       OID, if applicable:

Interest Determination Date: Regular Record Date       Day Count:                         30/360
                             before Next Interest                                         ------------------
                             Payment Date              CUSIP:                             24801XAA6
                             ------------------                                           ------------------

First Interest Payment Date: March 15, 2004
                             -----------------

Settlement:                  September 12, 2003
                             -----------------

                               Pricing Supplement


                              Additional Provision

         Optional Redemption. The Notes of this series are redeemable, in whole or in part, at any time, at the option of the Company, at a Redemption Price equal to the greater of:

     o 100% of the principal amount of the Notes of this series then outstanding to be redeemed, or

     o the sum of the present values of the remaining scheduled payments of principal and interest thereon from the Redemption Date to the Maturity Date computed by discounting such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of 5 basis points plus the Adjusted Treasury Rate on the third Business Day prior to the Redemption Date, as calculated by an Independent Investment Banker, plus, in each case, accrued and unpaid interest, if any, to the Redemption Date.

         "Adjusted Treasury Rate" means, with respect to any Redemption Date:

     o the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     o if such release (or any successor release) is not published during the week preceding the Redemption Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

         "Redemption Date" means the date fixed by the Company to redeem the Notes.

         "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of this series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes ("Remaining Life") or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the Notes.

         "Comparable Treasury Price" means (1) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

         "Independent Investment Banker" means the Reference Treasury Dealer, or if such firm is unwilling or unable to serve as such, an independent investment banking institution of national standing appointed by the Company.

         "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its respective successors; provided that if the foregoing ceases to be, and has no affiliate that is, a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Company will substitute for it another Primary Treasury Dealer.

         "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

         The Company will mail notice of redemption at least 30 days but not more than 60 days before the applicable Redemption Date to each Holder of the Notes of this series to be redeemed. If the Company elects to partially redeem the Notes of this series, the Trustee will select in a fair and appropriate manner the Notes to be redeemed. Notwithstanding Section 1104 of the Indenture, the notice of such redemption need not set forth the Redemption Price but only the manner of calculation thereof. The Company shall give the Trustee notice of such Redemption Price immediately after the calculation thereof.

         Upon the payment of the Redemption Price plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable Redemption Date on the Notes or portions thereof called for redemption.